Exhibit 99.1

Telos Corporation Announces Changes to Board of Directors
–Company appoints Bradley Jacobs and Derrick Dockery
–Bernard Bailey will not stand for reelection after 16 years of service

Ashburn, VA – January 21, 2022 – Telos® Corporation, a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, today announced that Bradley Jacobs and Derrick Dockery have been appointed as new members of the company’s board of directors. In addition, Telos announced that Bernard Bailey has chosen not to stand for re-election to the board of directors at its 2022 Annual Meeting of Stockholders.

“We are pleased to welcome Bradley Jacobs and Derrick Dockery to our board of directors,” said John B. Wood, Telos CEO and chairman. “Telos is at an exciting place in its history, and I have no doubt that the company will benefit greatly from their leadership and vision.”

Bradley Jacobs currently serves as a consultant on Department of Defense and federal agency bid protests, adjunct professor at Rollins College and board member of two nonprofit organizations, the Tragedy Assistance Program for Survivors (TAPS) and the Jewish Federation of Greater Orlando. Prior to his current positions, Jacobs served as senior vice president of finance at BAE Systems, Inc., a provider of technology-led defense, aerospace and security solutions, where he was responsible for financial accountability for the company’s U.S. based operating groups.

A former NFL offensive lineman, Derrick Dockery holds a wealth of knowledge working with advocacy groups, corporations, government and non-government agencies. Currently, Dockery is the co-founder of Yellow Ribbons United, a nonprofit focused on bridging the gap between military service and civilian life through civic and social action. In addition, he serves as a government relations and public affairs professional for TikTok. Dockery previously served as the business and intergovernmental coalitions director for Paul Ryan, former Speaker of the United States House of Representatives, where he led coalition efforts with the business, state and local government communities.

Bernard Bailey has been a member of the board of directors since 2006. Dr. Bailey has also served as chairman and CEO of Paraquis Solutions LLC, a privately held consulting and information technology services firm, and as the President and CEO of Viisage Technology, Inc., a provider of advanced technology identity solutions.

“Over the past 16 years, Dr. Bailey has provided our board of directors with excellent leadership and strong strategic execution, providing significant contributions to Telos’ growth and success,” said Wood. “On behalf of Telos and the company’s board of directors, I would like to extend my most sincere thanks for his dedicated service.” For a full list of the Telos Board members, visit: https://www.telos.com/company/management-directors/

About Telos Corporation
Telos Corporation (NASDAQ: TLS) empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions for identity and access management, secure mobility, organizational messaging, and network management and defense. The company serves commercial enterprises, regulated industries and government customers around the world.

###

Media:
Mia Wilcox
media@telos.com
(610) 564-6773

Investors:
Tom Phillips
InvestorRelations@telos.com